EXHIBIT 10.29

SVB CAPITAL CARRIED INTEREST

LONG TERM INCENTIVE PLAN

Amended December 12, 2008

The primary purpose of this Plan is to align the interests of current and future key executives and managers and other applicable investment professionals and senior administrative staff of SVB Capital (herein called the “Company”), who are involved in the operations of the various funds which the Company sponsors, with the interests of the Company and the limited partners in those funds. This Plan will:

•	Provide an additional reason for current key executives and managers and other applicable investment professionals and senior administrative staff to remain in the employ of SVB;

•	Serve as an additional reason for individuals to join the Company;

•	Demonstrate to limited partners in the funds that the Company’s employees who are directly involved in fund management and investment activities have a significant personal stake in those funds; and,

•

Motivate key executives and managers and other applicable investment professionals and senior administrative staff to manage and/or undertake the investment activities of the funds in a way that will expand and improve the prosperity and reputation of the Company.

ARTICLE I – DEFINITIONS

Unless otherwise required by the context:

A.	“Administrative Committee” shall mean the Administrative Committee for the Plan which shall be composed of three members: the initial members of the Administrative Committee shall be the President of SVB Capital, the Chief Financial Officer of SVB Financial Group and the Head of Human Resources of SVB Financial Group.

B.	“Award Agreement” shall mean the document issued by the Plan to the Participant evidencing the Participant’s Carried Interest Share Award in a particular Fund. As applicable, the Award Agreement may require execution of the underlying governing agreement and/or admission agreement and/or economic assignment agreement (collectively, the “Governing Documents”) associated with the general partner entity of the particular Fund with respect to which the Participant is receiving a Carried Interest Share.

C.	“Board” shall mean the Compensation Committee of the Board of Directors of the Sponsor.

D.	“Carried Interest” shall mean the profit interest in a particular Fund that is acquired by the Sponsor through the general partner entity of such Fund due to its management responsibilities with respect to such Fund. The determination of the rights and responsibilities of a particular Fund’s Carried Interest shall be made by reference to the limited partnership agreement for that particular Fund.

E.	“Carried Interest Share” shall mean each Participant’s share of the Sponsor’s Carried Interest in a particular Fund. At the discretion of the Administrative Committee, a Carried Interest Share may take the form of (a) a membership interest in the general partner entity of the particular Fund with respect to which the Participant is receiving a Carried Interest Share, (b) an economic interest in the Sponsor’s interest in the general partner entity of the particular Fund with respect to which the Participant is receiving a Carried Interest Share, or (c) as otherwise may be set forth in this Plan

F.	“Carried Interest Share Award” shall mean the amount of the Sponsor’s Carried Interest in a particular Fund that is granted to a Participant as expressed in the Award Agreement. At the discretion of the Administrative Committee, a Carried Interest Share Award may take the forms as described in clause (a)-(c) of Section I.E. immediately above.

G.	“Clawback” shall mean a situation in which a distribution from a Fund related to a Carried Interest was made and recipients of the distribution are later required under the Fund’s agreement to repay the distribution to the Fund.

H.	“Company” shall mean SVB Capital, a division of the Sponsor, and its successor and assigns.

I.	“Effective Date” shall mean February 22, 2005.

J.	“Fund” or “Funds” shall mean any of the limited partnerships which are sponsored by the Company at the inception of this Plan or at any time thereafter and are designated for inclusion in the Plan. At the time of the Plan’s inception, the Funds offered by the Company are:

a.	SVB Strategic Investors Fund, L.P., a California Limited Partnership registered with the California Secretary of State on May 31, 2000;

b.	SVB Strategic Investors Fund II, L.P., a Delaware Limited Partnership registered with the Delaware Secretary of State on March 27, 2002;

c.	Silicon Valley BancVentures, L.P., a California Limited Partnership registered with the California Secretary of State on May 31, 2000; and,

d.	SVB Strategic Investors Fund III, L.P., a Delaware Limited Partnership registered with the Delaware Secretary of State on May 23, 2005.

e.	SVB Capital Partners II, L.P., a Delaware Limited Partnership registered with the Delaware Secretary of State on April 4, 2006.

K.	“Participant” shall mean an employee of the Company or the Sponsor, or of any Subsidiary of the Company or the Sponsor, to whom a Carried Interest Award is granted under the Plan. Only current key executives and managers and other applicable investment professionals and senior administrative staff may be considered for eligibility in the Plan in the sole discretion of the Administrative Committee; provided, however, that not all such persons will be eligible.

L.	“Plan” shall mean this SVB Capital Carried Interest Long Term Incentive Plan.

M.	“President of SVB Capital” shall mean the individual holding such a title at any particular time or, if no individual then maintains such a title, the individual then performing a role most similar to the President of SVB Capital as of the Effective Date.

N.	“Sponsor” shall mean SVB Financial Group, a Delaware Corporation, and any of its subsidiaries or divisions.

O.	“Termination for Cause” shall mean a Participant’s termination from employment with the Sponsor as a result of the Participant:

a.	engaging in an act of embezzlement, fraud, dishonesty or breach of fiduciary duty due to the Sponsor;

b.	deliberately disregarding the rules of the Sponsor which results in loss, damage or injury to the Sponsor;

c.	disclosing without authorization any of the secrets or confidential information of the Sponsor;

d.	inducing any client or customer of the Sponsor to break any contract with the Sponsor or inducing any principal for whom the Sponsor acts as agent to terminate such agency relations;

e.	engaging in any conduct which constitutes unfair competition with the Sponsor while in the employ of the Sponsor; or,

f.	engaging in any act which results in the Participant being removed from any office of the Sponsor by any federal or state regulatory agency.

The determination of Termination for Cause shall be made in the sole discretion of the Administrative Committee.

P.	“Vesting Anniversary Date” shall mean the annual anniversary of the date upon which a Participant is deemed by the Administrative Committee to have initially become eligible to earn Years of Service on the Carried Interest Shares awarded to the Participant on a particular Fund. The Vesting Anniversary Date shall be specified in the Award Agreement.

Q.	“Year of Service” shall mean a twelve month period which begins and ends on the Vesting Anniversary Date. A Participant shall only be entitled to a Year of Service if employed by the Company in a funds management or investment support capacity during the entire twelve month period or is on a leave of absence which has been approved under the standard procedures then in place for the Sponsor or Company. If a Participant is neither actively involved in a funds management or investment support role on his or her Vesting Anniversary Date nor on an approved leave of absence, he or she will not receive a Year of Service for that particular year.

ARTICLE II – ELIGIBILITY AND PARTICIPATION

A.	Eligibility. Eligibility to participate in the Plan is limited to the executives and managers and other applicable investment professionals and senior administrative staff of the Company who are directly responsible for the management and/or operation and support of a particular Fund or the entire family of Funds offered by the Company.

B.	Participation. Plan Participants shall be selected by the Administrative Committee in the exercise of its exclusive discretion. Share participation designations will be made separately for each Fund. An allocation of a Carried Interest Share in one Fund is not, and should not be construed as, a guarantee or promise of an allocation of a Carried Interest Share in any other Fund, nor does it alter the at-will status of any employee. At the discretion of the Administrative Committee, a Carried Interest Share may take the forms as described in clause (a)-(c) of Section I.E. above.

ARTICLE III – ALLOCATION OF CARRIED INTEREST SHARES

A.	Allocation of Carried Interest from the Sponsor to the Plan. The Board, acting upon recommendation of the Administrative Committee and (if applicable) the Sponsor’s Steering Committee, has the discretion to allocate a portion of the Sponsor’s Carried Interest in any Fund to the Plan. The Board has approved an allocation to the Plan of the Sponsor’s Carried Interest in those Funds which are listed in Section I. J., above. The Board has the discretion to allocate to the Plan a portion of the Sponsor’s Carried Interest portion of other Funds that come into existence after the Effective Date of the Plan. The amount of the Carried Interest to be allocated to the Plan will vary depending on the type of fund in which the interest is to be allocated.

B.	Allocation of Carried Interest Shares to Participants. The President of SVB Capital shall have sole discretion to allocate Carried Interest Shares among eligible Participants. Awards of Carried Interest Shares are to be made and communicated to Participants as soon as administratively feasible after the date of Board approval and allocation of Carried Interest Shares in a particular Fund.

C.	Reserve account. The President of SVB Capital is not required to distribute all of the Carried Interest Shares of a particular Fund at the time of allocation from the Sponsor to the Plan. The President of SVB Capital is authorized to retain all or a part of any such allocation in a reserve account. Subject to the provisions of the Governing Documents with respect to the general partner entity of any Fund, as applicable, any Carried Interest Shares that are forfeited pursuant to Article IV will be allocated to the reserve account. The President of SVB Capital can use the Carried Interest Shares held in the reserve account at any time during the existence of that particular Fund to make additional allocations to existing Participants or to existing or new employees who are deemed eligible to participate by the Administrative Committee. All Carried Interest Shares that are unallocated at the termination of the particular Fund shall revert to the Sponsor.

ARTICLE IV – VESTING

A.	Vesting schedule. The vesting schedule for a Participant’s Carried Interest Shares in a particular Fund shall be detailed in the Award Agreement for that particular Fund, which is incorporated by reference. The Administrative Committee has discretion to determine the vesting schedule within the vesting guidelines established by the Board.

B.	Year of Service initial measurement date. A Participant’s Years of Service shall be measured from the latest of the following dates: (a) the Participant’s date of hire by the Sponsor; (b) the date of state registration of the Fund in which the Carried Interest Share is awarded; or (c) the date at which the Administrative Committee awards the Carried Interest Shares in a particular Fund; provided, however, that the Administrative Committee may designate an earlier Year of Service initial measurement date if deemed appropriate, based, among other things, on prior fundraising and/or investment activity related to that particular Fund. Notwithstanding the preceding provisions of this paragraph, Years of Service for Participants who have been rendering services to those Funds described in Section I. J. prior to the Effective Date shall begin on the later of date of hire or date of state registration of the particular Fund.

C.	Vesting related to subsequent grants in a particular fund. Years of Service relate to the particular Fund in which a Participant is granted a Carried Interest Share. If a Participant is granted an additional Carried Interest Share in a particular Fund, the Participant’s Vesting Years of Service for that particular allocation will always be equal to the Vesting Years of Service which that Participant maintains for the Participant’s initial grant of Carried Interest Share in that particular Fund.

D.	Forfeiture of Vested Amounts. Upon a Participant’s employment with the Sponsor being terminated for Cause, a Participant will forfeit all Vesting Years of Service. Upon the termination of a Participant’s employment with the Sponsor for a reason which does not constitute a Termination for Cause, a Participant shall retain any Vesting Years of Service earned through the date of termination, and will be eligible to receive distributions related to vested amounts in the same manner as other Participants. Subject to the provisions of the Governing Documents with respect to the general partner entity of any Fund, as applicable, all forfeited Carried Interest Shares shall be returned to the reserve account created in Section III.C. for reallocation among such other Participants and in such amounts as shall be determined in the sole discretion of the President of SVB Capital.

E.	Discretion to accelerate vesting. The Administrative Committee has discretion to accelerate the vesting schedule detailed in a Participant’s Award Agreement at any time. Such acceleration does not need to be applied in a uniform manner, whether as to a Participant’s awards in all funds or as to the awards in a particular Fund to all Participants.

ARTICLE V – DISTRIBUTIONS

A.	Authorizations of Distributions. Distributions shall not be made until the Sponsor has received its Carried Interest distribution and the Administrative Committee has determined that all three of the following conditions exist:

a.	All of the Fund’s limited partners have been repaid all of their capital contributions made to that Fund through the date of distribution;
b.	The Sponsor’s Steering Committee has determined that material additional capital calls are highly unlikely; and
c.	The Sponsor’s Steering Committee has determined that the possibility of clawback has been sufficiently minimized.

B.	Timing of Distributions. Payments of distributions shall be made within sixty (60) calendar days of the Administrative Committee’s determination that the conditions precedent to a distribution have been satisfied and that a distribution is warranted.

C.	Form of distribution. It is anticipated that all distributions under the Plan will be made in cash; provided, however, that the Administrative Committee reserves the right to make distributions in the same type of property that the Sponsor has received as a result of a Carried Interest distribution from a Fund.

D.	Distributions of partially vested interests. A Participant who is not fully vested with respect to its Carried Interest Share in a particular Fund that is eligible for a distribution shall only receive a distribution of his or her vested percentage applicable to his or her Carried Interest Share in such Fund. Any Participant who is not fully vested with respect to its Carried Interest Share in a particular Fund that is eligible for a distribution shall have a bookkeeping account set up on his or her behalf on the records of the Sponsor or the general partner entity of the particular Fund with respect to which his or her Carried Interest Share relates, as applicable. Such bookkeeping account shall be increased by unvested allocations of distributions related to that Fund and simple interest on that balance which shall be calculated on the last business day of each quarter based on the average weekly three-month Treasury Bill rate of return for that quarter and will be decreased by subsequent distributions in accordance with the terms of this paragraph. A Participant who continues to earn Years of Service subsequent to a distribution will receive an additional distribution on each subsequent Vesting Anniversary Date in an amount equal to the undistributed balance divided by the remaining number of years of service needed to become fully vested, calculated as of the day before the Vesting Anniversary Date.

E.	Deferral of distributions. To the extent allowed by the Sponsor or the general partner entity of the particular Fund with respect to which his or her Carried Interest Share relates, Participants eligible for such a program can elect to make a deferral of distributions into the SVB Financial Group Deferred Compensation Plan or any similar programs created after the Effective Date.

F.	Payments in the event of a Participant’s death or disability. In the event of a Participant’s death or disability, all vested amounts will be distributed to the Participant’s estate or guardian, as appropriate, in the same manner as other Participants.

G.	Capital Contributions. Subject to the provisions of the Governing Documents with respect to the general partner entity of any Fund, as applicable, in the event that a Participant (or a Participant’s estate or guardian) has received a distribution from a Fund and it is subsequently determined that a Clawback has occurred, the Administrative Committee shall advise the Participant (or a Participant’s estate or guardian) of the existence of such Clawback and shall demand that the Participant return such Participant’s pro rata share of the amount required to satisfy the Clawback based upon the Fund’s limited partnership agreement relating to the particular Clawback. If the Participant (or a Participant’s estate or guardian) does not make the requested payment within thirty (30) calendar days of receiving written notice from the Administrative Committee concerning the payment, the Administrative Committee may take all steps necessary to obtain payment including but not limited to withholding of future distributions from any Fund in which the Participant has any Carried Interest Shares.

ARTICLE VI – ADMINISTRATIVE COMMITTEE

A.	Committee Operation. The Plan shall be administered by the Administrative Committee and their designees. Two members of the Committee shall constitute a quorum for the transaction of business. All actions by the Administrative Committee must be by majority vote. The Administrative Committee may meet in person, by teleconference or in any other manner which suits the needs of the members of the Administrative Committee. An Administrative Committee member may designate an employee of the Sponsor to serve in his place; such designation shall be in writing and is revocable at any time by the Administrative Committee member.

B.	Resignation and Removal. A member of the Administrative Committee may resign or may be removed by the Sponsor at its discretion on fifteen (15) calendar days’ written notice or upon shorter written notice as agreed to by the Company and the member. Upon resignation or removal, the Sponsor shall appoint a replacement member to the Administrative Committee; provided, however, that one (1) member of the Administrative Committee shall at all times be the President of SVB Capital. The new member of the Administrative Committee shall have the rights and powers of the former Committee member.

C.	Powers and Responsibilities of the Administrative Committee. The Administrative Committee shall be responsible to the Board for the operation of the Plan. The Administrative Committee has the full power and the full responsibility to administer the Plan in all of its details. The Administrative Committee’s powers and responsibilities include, but are not limited to, the following, some of which may be performed solely by the President of SVB Capital:

a.	To make and enforce such rules and regulations as it deems necessary or proper for the efficient administration of the Plan;

b.	To interpret the Plan, its interpretation thereof in good faith to be final and conclusive on all persons claiming benefits under the Plan;

c.	To decide all questions concerning the Plan;

d.	To propose and approve the allocations of Carried Interest Shares among eligible Participants;

e.	To administer the Plan, including but not limited to issuing Award Agreements and making necessary payments;

f.	To compute the amount payable to any Participant, in accordance with the provisions of the Plan;

g.	To determine the person or persons to whom such payments will be made and to authorize the payment; and

h.	To appoint such employees, agents, counsel, accountants, and consultants as may be required to assist in administering the Plan.

D.	Claims Procedure. If any Participant believes he or she is being denied any Plan benefits, such person may file a claim in writing with the Administrative Committee. If any such claim is wholly or partially denied, the Administrative Committee will notify such person of its decision in writing. Such notification will contain (i) specific reasons for the denial, (ii) a description of any additional material or information necessary to consider such claim, if applicable, and (iii) information as to the steps to be taken if the Participant wishes to submit a request for review. Such notification will be given within 90 calendar days after the claim is received by the Administrative Committee. Refer to Article VII, Section F for the mailing address of the Administrative Committee. If such notification is not given within such period, the claim will be considered denied as of the last day of such period. Within 60 calendar days after the date on which a Participant receives a written notification of denial of claim, such Participant (or his duly authorized representative) may (i) file a written request with the Administrative Committee for a review of his denied claim and (ii) submit written issues and comments to the Administrative Committee. The Administrative Committee will notify such person of its decision in writing. Such notification will be written in a manner calculated to be understood by such person and will contain specific reasons for the decision. The decision on review will be made within 60 calendar days after the request for review is received by the Administrative Committee. If the decision on review is not made within such period, the claim will be considered denied.

E.	Administrative Committee’s interpretation final. The interpretation and construction of any provision of the Plan by the Administrative Committee shall be final, unless otherwise determined by the Board.

F.	Indemnification; limitation of liability. The Sponsor shall indemnify and hold the members of the Administrative Committee and their designees harmless from and against all loss or liability (including expenses and reasonable attorneys’ fees), to which it may be subject by reason of its execution of their duties under this Plan, or by reason of any acts taken in good faith in accordance with any directions, or acts omitted in good faith due to absence of directions, from the Company, the Sponsor, or a Participant. No member of the Administrative Committee shall be liable for any action or determination made by him in good faith.

G.	Compensation. Members of the Administrative Committee and their designees shall serve without compensation, but will be eligible to be reimbursed by the Sponsor for their reasonable out of pocket expenses incurred in the administration of the Plan as permitted by the Sponsor’s then current policies.

ARTICLE VII – MISCELLANEOUS

A.	Severability. Any provision of this Plan prohibited by law shall be ineffective to the extent of any such prohibition, without invalidating the remaining provisions hereof.

B.	Anti-alienation. Benefits payable to Participants under this Plan may not be assigned (either at law or in equity), alienated, pledged, encumbered or subjected to attachment, garnishment, levy, execution or other legal or equitable process; except that, with the written prior consent of the Administrative Committee, Carried Interest Shares may be transferred prior to distribution for estate planning purposes only.

C.	Governing law. This Plan shall be governed by and construed in accordance with the laws of the State of California.

D.	Limitation of Rights. Neither the establishment of the Plan, nor any amendment thereof, nor the creation of any Fund or account, nor the payment of any distribution, will be construed as giving to the Participant or any other person any legal or equitable right against the Company, the Sponsor, any affiliates of the Company or the Sponsor, or the Administrative Committee, except as provided herein; and in no event will the terms of employment or service of the Participant be modified or in any way affected hereby. Nothing in the Plan or any instrument executed pursuant thereto shall confer upon any employee, any right to continue in the employ of the Sponsor or shall affect the right of the Sponsor to terminate the employment of any employee with or without cause and with or without notice. Nothing in the Plan or any instrument executed pursuant thereto shall confer upon any Participant any ownership interest or Limited Partner interest in any particular Fund.

E.	Facility of Payment. If the Administrative Committee determines, on the basis of satisfactory medical reports or other evidence, that the recipient of any payments under the Plan is incapable of handling his affairs by reason of minority, illness, infirmity or other incapacity, the Administrative Committee may direct the Sponsor to disburse such payments to a person or institution designated by a court which has jurisdiction over such recipient or a person or institution otherwise having the legal authority under state law for the care and control of such recipient. The receipt by such person or institution of any such payments therefore, and any such payment to the extent thereof, shall discharge the liability of the Sponsor for the payments hereunder to such recipient.

F.	Notices. Any notice or other communication in connection with the Plan shall be deemed delivered in writing if addressed as provided below and if either actually delivered at said address or, in the case of a letter, five business days shall have elapsed after the same shall have been deposited in the United States mails, first-class postage prepaid and registered or certified:

a.	If it is sent to the Sponsor or Administrative Committee, it will be at the address specified by the Sponsor (SVB Capital Carried Interest Long Term Incentive Plan Administrative Committee c/o SVB Financial Group, 3003 Tasman Drive Santa Clara, California 95054); or

b.	In each case at such address as the Participant shall have specified by written notice delivered in accordance with the foregoing to the Participant’s then effective notice address.

G.	Tax Withholding. The Sponsor shall have the right to deduct from all payments made under the Plan any tax required by law to be withheld. If the Sponsor concludes that tax is owing with respect to any payment hereunder, the Sponsor shall withhold such amounts from any payments due the Participant, as permitted by law, or otherwise make appropriate arrangements with the Participant for satisfaction of such obligation. Tax, for purposes of this section means any federal, state, local or any other governmental income tax, employment or payroll tax, excise tax, or any other tax or assessment owing with respect to payments made under the Plan.

H.	Plan Provisions Binding. The provisions of the Plan shall be binding upon the Sponsor, the Participants and all persons entitled to benefits under the Plan and their respective successors, heirs and legal representatives.

I.	Rules of Interpretation. Words of gender shall include persons and entities of any gender, the plural shall include the singular, and the singular shall include the plural. Captions are intended to assist in reference and shall not be interpreted as part of the Plan.

J.	Amendment and Termination. The Board, by resolution, may terminate, amend, or revise the Plan at any time. Termination or amendment of the Plan shall not have any adverse effect upon any Participant regarding any Carried Interest Shares that have already been awarded to that Participant as set forth in an Award Agreement; for example, Carried Interest Shares that have already been awarded shall continue to vest in accordance with Article IV and distributions shall continue to be administered under the terms of Article V unless the terms of the amendment make the application of the amendment more favorable to the Participant than the terms of the Plan immediately before the amendment or with the written consent of the person to whom the Carried Interest Share was granted.

K.

Resolution of Disputes. In the event of any controversy among the parties hereto arising out of, or relating to, this Plan which cannot be settled amicably by the parties after the provisions of Section VI. D. have been complied with, such controversy shall be resolved by final and binding arbitration before a single arbitrator selected from and administered by Judicial Arbitration and Mediation Service Inc. Either the Sponsor or Participant may institute such arbitration proceeding by giving written notice to the other party. A hearing shall be held by the arbitrator in the City of Santa Clara, California, and a decision of the matter submitted to the arbitrator shall be rendered promptly in accordance with the rules of Judicial

Arbitration and Mediation Service Inc. The prevailing party shall be entitled to all costs and expenses with respect to such arbitration, including reasonable attorneys’ fees. The decision of the arbitrator shall be final and binding upon all parties hereto. Judgment upon the award rendered may be entered in any court having jurisdiction thereof.

L.	Application of Governing Documents for Carried Interest Shares. In the event that a Carried Interest Share of a Participant takes the form of (a) a membership interest in the general partner entity of the particular Fund with respect to which the Participant is receiving a Carried Interest Share or (b) an economic interest in the Sponsor’s interest in general partner entity of the particular Fund with respect to which the Participant is receiving a Carried Interest Share, then the applicable Governing Documents with respect to the general partner entity of any such Fund shall govern and control over the terms, conditions, obligations and rights with respect to such Carried Interest Share, including, but not limited to, any requirement to contribute capital to such general partner entity and any obligation to return distributions received. To the extent of any conflict between the provisions of the applicable Governing Documents and the provisions of this Plan with respect to the interest held by a Participant (including any economic interest) in a general partner entity of a particular Fund, the terms of the Governing Documents shall control.

M.	Compliance with Section 111 of EESA. Solely to the extent, and for the period, required by the provisions of Section 111 of the Emergency Economic Stabilization Act of 2008 (“EESA”) applicable to participants in the Capital Purchase Program under EESA and the regulation issued by the Department of the Treasury as published in the Federal Register on October 20, 2008: (a) each “Senior Executive Officer” within the meaning of Section 111 of EESA and the regulation issued by the Department of the Treasury as published in the Federal Register on October 20, 2008 who participates in this plan or is a party to this agreement shall be ineligible to receive compensation hereunder to the extent that the Executive Compensation Committee of the Board of Directors of the Company determines this plan or agreement includes incentives for the Senior Executive Officer to take unnecessary and excessive risks that threaten the value of the financial institution; (b) each Senior Executive Officer who participates in this plan or is a party to this agreement shall be required to forfeit any bonus or incentive compensation paid to the Senior Executive Officer hereunder during the period that the Department of the Treasury holds a debt or equity position in the Company based on statements of earnings, gains, or other criteria that are later proven to be materially inaccurate; and (c) the Company shall be prohibited from making to each Senior Executive Officer who participates in this plan or is a party to this agreement, and each such Senior Executive Officer shall be ineligible to receive hereunder, any “golden parachute payment” in connection with the Senior Executive Officer’s “applicable severance from employment,” in each case, within the meaning of Section 111 of EESA and the regulation issued by the Department of the Treasury as published in the Federal Register on October 20, 2008.